Banc of California Announces Move to New York Stock Exchange

Irvine, Calif. (May 14, 2014) Banc of California, Inc. (NASDAQ: BANC) announced today that it has been authorized by the New York Stock Exchange (NYSE) to list its common stock on the NYSE. The stock will continue to trade under its current symbol: BANC. Banc of California also announced that it has been authorized to list on the NYSE its depositary shares (each representing a 1/40th interest in one share of Banc of California’s 8.00% Non-Cumulative Perpetual Preferred Stock, Series C) as well as its 7.50% Senior Notes Due April 15, 2020.  The depositary shares (NASDAQ: BANCP) will trade under the new symbol BANC PR C. The Senior Notes (NASDAQ: BANCL) will trade under the new symbol BOCA.

“We are excited to move to the New York Stock Exchange where the country’s greatest companies are listed. The move will ensure our shareholders benefit from the NYSE’s liquidity, exposure and fair and efficient marketplace. As we continue to emerge as California’s Bank, we are thrilled to grow our partnership with the New York Stock Exchange,” said Steven Sugarman, President and Chief Executive Officer of Banc of California.

Banc of California expects that its common stock and other securities will begin trading on the NYSE on May 29, 2014. Until the transfer is completed, Banc of California’s common stock and other securities will continue to trade on the NASDAQ Global Select Market.

“We are delighted that Banc of California has chosen to transfer its listing to the New York Stock Exchange. Banc of California, one of the country’s fastest growing financial holding companies, will join our other premier banks and bank holding companies who are proud to be listed on the NYSE,” said Scott Cutler, Executive Vice President and Head of Global Listings, NYSE Euronext. “We look forward to providing the unique benefits of our market, brand and community to the company and its stockholders.”

About Banc of California, Inc.

Since 1941, Banc of California, Inc. (NASDAQ:BANC) through its banking subsidiary Banc of California, National Association, has provided banking services and home loans to businesses and families in California and the West. Today, Banc of California, Inc. has over $4 billion in consolidated assets and more than 80 banking locations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

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